Exhibit 4.5

servicing Agreement

THE BANK OF NOVA SCOTIA,
as Servicer, Seller and Cash Manager

- and -

SCOTIABANK COVERED BOND Guarantor LIMITED PARTNERSHIP,
as Guarantor

- and -

computershare TRUST COMPANY OF CANADA,
as Bond Trustee

DATED AS OF JULY 19, 2013

-i -

contents

Article 1 Definitions and Interpretation	1
1.1	Definitions	1
1.2	Interpretation	2
1.3	Schedule	2
1.4	Warranties and Undertakings	2
1.5	Successor Servicer, New Servicer and New Seller	2
Article 2 Appointment of Servicer	2
2.1	Appointment of Servicer	2
2.2	Authority of Servicer	2
2.3	Condition of Servicer’s Appointment	2
2.4	STEP Plan and STEP Loans	3
Article 3 Servicing duties	4
3.1	General	4
3.2	Standard of Care	4
3.3	Servicing Duties	4
3.4	Enforcement and Liquidation of Loans	5
3.5	Legal Proceedings	5
3.6	Funds in Trust	5
3.7	Taxes	6
3.8	Registration of the Sale of Loans to the Guarantor	6
3.9	Sale of Loans in the Portfolio	6
Article 4 ADMINISTRATION OF MORTGAGES	7
4.1	Direct Debiting System	7
Article 5 COVENants; REPRESENTATIONS AND WARRANTIES	8
5.1	Servicing Covenants	8
5.2	Positive Covenants	8
5.3	Negative Covenants	10
5.4	Survival of Covenants	10
5.5	Representations and Warranties	10
Article 6 delegation of duties	11
6.1	Delegation of Duties	11
6.2	Permitted Delegation of Duties	12
6.3	Assignment of Rights	12
6.4	Liability of Servicer	12
Article 7 indemnification by Servicer	12
7.1	Indemnification by Servicer	12
Article 8 No Liability	13
8.1	No Liability	13

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Article 9 additional loans	13
9.1	Additional Loans	13
Article 10 Product Switches	14
10.1	Product Switches	14
Article 11 redemption of mortgages	14
11.1	Redemption of Mortgages	14
Article 12 Powers of Attorney	15
12.1	Guarantor Appointment of Servicer as Attorney	15
12.2	Powers of Attorney Irrevocable	16
Article 13 Information	16
13.1	Maintenance of Records	16
13.2	Access to Books and Records	17
13.3	Information Covenants	17
Article 14 PROPERTY INSURANCE	18
14.1	Property Insurance	18
Article 15 DATA PROTECTION	18
15.1	Data Protection	18
Article 16 Remuneration	18
16.1	Remuneration	18
16.2	Successor Servicer	19
Article 17 Services Non-Exclusive	19
17.1	Services Non-Exclusive	19
Article 18 Termination	19
18.1	Servicer Termination Events	19
18.2	Resignation	20
18.3	Termination of Authority and Power	21
18.4	Actions Upon Termination or Resignation	21
18.5	Notification of Servicer Termination Event	22
18.6	Notification of Insolvency Event	22
18.7	Liability of the Guarantor	22
18.8	Termination of Agreement	22
18.9	Notice of Termination/Resignation to CMHC	22
Article 19 Further Assurance	23
19.1	Co-operation	23
19.2	No Obligations of Guarantor to Perform Services	23
Article 20 Miscellaneous	23
20.1	No Set-Off	23

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Article 21 Confidentiality	23
21.1	Confidentiality	23
Article 22 Notices	24
22.1	Notices	24
Article 23 Amendments, Variation and Waiver	25
23.1	Amendments, Variation and Waiver	25
Article 24 No Agency or Partnership	25
24.1	No Agency or Partnership	25
Article 25 Assignment	26
25.1	Assignment	26
25.2	Assignment under Security Agreement	26
Article 26 Bond Trustee	26
26.1	Change of Bond Trustee	26
26.2	Limitation of Liability of Bond Trustee	26
Article 27 LIMITATION OF LIABILITY	27
27.1	Limitation of Liability	27
Article 28 non-petition	27
28.1	Non-Petition	27
Article 29 Counterparts	27
29.1	Counterparts	27
Article 30 Governing Law	27
30.1	Governing Law	27
30.2	Submission to Jurisdiction	28
SCHEDULE 1	1

THIS SERVICING AGREEMENT is made as of July 19, 2013

BETWEEN:

(1)	THE BANK OF NOVA SCOTIA, a bank named in Schedule I to the Bank Act, whose executive office is at Scotia Plaza, 44 King Street West, Toronto, Ontario, M5H 1H1, in its capacity as Seller, Servicer and Cash Manager;
(2)	SCOTIABANK COVERED BOND GUARANTOR LIMITED PARTNERSHIP, a limited partnership formed under the laws of the Province of Ontario, whose registered office is at 100 King Street West, Suite 6100, 1 First Canadian Place, Toronto, Ontario, M5X 1B8, by its managing general partner, SCOTIABANK COVERED BOND GP INC. in its capacity as Guarantor; and
(3)	COMPUTERSHARE TRUST COMPANY OF CANADA, a trust company incorporated under the laws of Canada, whose registered office is at 100 University Avenue, 11th Floor, Toronto, Ontario, M5J 2Y1, in its capacity as Bond Trustee.

WHEREAS,

(A)	The Servicer carries on the business of, inter alia, administering mortgage loans secured on residential properties within Canada.
(B)	Pursuant to the Mortgage Sale Agreement, the Seller has agreed to sell Loans, their Related Security and certain other assets to the Guarantor on a fully-serviced basis and to service the Loans and their Related Security sold by it to the Guarantor on the terms and subject to the conditions contained in this Agreement (as the same may be amended, supplemented and/or restated from time to time) in relation to, inter alia, such Loans and their Related Security.
(C)	The Seller has agreed to cause all Additional STEP Loans it originates to be serviced by it pursuant to this Agreement prior to the sale thereof to the Guarantor.

NOW THEREFORE, IT IS HEREBY AGREED that in consideration of the mutual covenants and agreements herein set forth, the parties hereto agree as follows:

Article 1
Definitions and Interpretation

1.1	Definitions

The Master Definitions and Construction Agreement made between the parties to the Transaction Documents on the date hereof (as the same may be amended, restated and/or supplemented from time to time, with the consent of the parties thereto) is expressly and specifically incorporated into this Agreement and, accordingly, the expressions defined in the Master Definitions and Construction Agreement (as so amended, restated and/or supplemented) will, except where the context otherwise requires and save where otherwise defined herein, have the same meanings in this Agreement, including the recitals hereto and this Agreement will be construed in accordance with the interpretation provisions set out in Section 2 (Interpretation and Construction) of the Master Definitions and Construction Agreement.

1.2	Interpretation

For the purposes of this Agreement, this Agreement has the same meaning as Servicing Agreement in the Master Definitions and Construction Agreement.

1.3	Schedule

The Schedule attached to this Agreement will, for all purposes of this Agreement, form an integral part of it.

1.4	Warranties and Undertakings

Save as expressly provided herein, any warranties or undertakings provided under this Agreement are made to each other party to this Agreement.

1.5	Successor Servicer, New Servicer and New Seller

In the event that a Successor Servicer, New Servicer or a New Seller become(s) party to this Agreement, references herein to Servicer and Seller, as applicable, will include such Successor Servicer, New Servicer or New Seller, as applicable, unless otherwise specified or required by the context in which such terms are used in this Agreement. With respect to any STEP Loans, such Successor Servicer, New Servicer or New Seller will execute and deliver a Security Sharing Agreement if required by Article 13 (STEP Plan and Intercreditor Arrangements) of the Mortgage Sale Agreement.

Article 2
Appointment of Servicer

2.1	Appointment of Servicer

Subject to Section 2.3 (Condition of Servicer’s Appointment), and until terminated pursuant to Article 18 (Termination), the Guarantor hereby appoints the Servicer as its lawful agent on its behalf to service the Loans and their Related Security in the Portfolio, to exercise the rights, powers and discretions of the Guarantor, and to perform the duties of the Guarantor, under and in relation to such Loans and their Related Security. The Servicer hereby accepts its appointment as Servicer on the terms and subject to the conditions of this Agreement. The Bond Trustee consents to the appointment of the Servicer on the terms of and subject to the conditions of this Agreement.

2.2	Authority of Servicer

For the avoidance of doubt and in connection with the rights, powers and discretions conferred under Section 2.1 (Appointment of Servicer), during the continuance of its appointment hereunder, the Servicer will, subject to the terms and conditions of this Agreement, the Mortgage Terms and terms of the Related Security and the other Transaction Documents, have the full power, authority and right to do or cause to be done any and all things, not inconsistent with the sale, transfer and assignment of the Loans and their Related Security to the Guarantor, which it reasonably considers necessary, convenient or incidental to the servicing of the Loans and their Related Security or the exercise of such rights, powers and discretions.

2.3	Condition of Servicer’s Appointment

The confirmation of appointment pursuant to Section 2.1 (Appointment of Servicer) is conditional upon the purchase of the Initial Portfolio by the Guarantor from the Seller having taken place under the Mortgage Sale Agreement and will take effect upon and from the First Transfer Date under the Mortgage Sale Agreement automatically without any further action on the part of any Person.

2.4	STEP Plan and STEP Loans

Without limiting any other provision hereof:

(a)	The Servicer will service all STEP Loans and Other STEP Products it has made to the same STEP Borrower that are secured by the same STEP Collateral Mortgage and Related Security for the benefit of the Guarantor and, in respect of any Additional STEP Loans or Other STEP Products owned by it as Seller, for its benefit as Seller, and, in respect any Other STEP Products owned by an Other STEP Creditor, for the benefit of such Other STEP Creditor in accordance with the provisions of Article 13 of the Mortgage Sale Agreement, and, to the extent not inconsistent with Article 13 of the Mortgage Sale Agreement, the provisions of this Agreement. If there is any conflict or inconsistency between the provisions of this Agreement and the provisions of Article 13 of the Mortgage Sale Agreement, the provisions of Article 13 of the Mortgage Sale Agreement are to prevail.
(b)	Any servicing fees due to any Servicer hereunder relating to any Additional STEP Loan or any Other STEP Product owned by the Seller or an Other STEP Creditor are to be charged to and payable solely by the Seller or such Other STEP Creditor, as applicable, and not by the Guarantor and are not to be paid from any collections from any Loans or Related Security included in the Portfolio.
(c)	Without limiting the foregoing, the provisions of Sections 13.1, 13.3, 13.6, 13.8 and 13.9 of the Mortgage Sale Agreement are incorporated in and deemed to be included in this Agreement, mutatis mutandis.

Article 3
Servicing duties

3.1	General
(a)	The Seller hereby agrees to perform the duties and obligations of the Servicer pursuant to the terms hereof at no additional cost to the Guarantor or the Bond Trustee, in return for the consideration paid by the Guarantor for the Loans and their Related Security sold by the Seller to the Guarantor pursuant to the Mortgage Sale Agreement.
(b)	The Servicer will provide the services set out in this Agreement, including those services set out in Schedule 1 (The Services) hereto (the “Services”).
(c)	If and only when the Servicer is requested to confirm or state the capacity in which it is servicing the Loans and their Related Security sold by the Seller to the Guarantor and related matters pursuant to this Agreement by any Borrower or any third party not being a party to this Agreement and to whom the Servicer is obliged by law to disclose such information or if required with respect to any related enforcement or realisation proceedings, the Servicer will confirm or state that it is acting in its capacity as servicer of the Loans and their Related Security sold by the Seller to the Guarantor and related matters as agent for and on behalf of the Guarantor and not on its own behalf.
3.2	Standard of Care

The Servicer, as agent for the Guarantor (to the extent provided herein), will perform its duties hereunder in respect of the Loans and their Related Security in the Portfolio solely in the best interests of the Guarantor and the Bond Trustee in accordance with applicable Law, this Agreement and the other Transaction Documents and with reasonable care and diligence, using that degree of skill and attention that it exercises in managing, servicing, administering, collecting on and performing similar functions relating to comparable loans that it services for itself and, to the extent not inconsistent with the foregoing, the relevant Credit and Collection Policy and, in respect of STEP Loans and Other STEP Products, in a manner consistent with the provisions of Article 13 (STEP Plan and Intercreditor Arrangements) of the Mortgage Sale Agreement (collectively, the “Servicing Standard”).

3.3	Servicing Duties

Without limiting the generality of the authority granted by the appointment of the Servicer, and subject to the other provisions hereof, the Servicer is hereby authorised and empowered by the Guarantor to take any and all reasonable steps in its name and on its behalf that are necessary or desirable and not inconsistent with the sale, transfer and assignment of the Loans and the Related Security to the Guarantor, except that the Servicer may not notify any Person of the Guarantor’s interest therein until the Seller is required to do so in accordance with Section 3.5(1) of the Mortgage Sale Agreement or until the occurrence of a Registered Title Event or pursuant to Section 3.1(c) to collect all amounts due under any and all Loans, including executing and delivering, on behalf of the Guarantor and any subsequent assignees, any and all instruments of satisfaction or cancellation, or partial or full release or discharge, and all other comparable instruments, with respect to the Loans and their Related Security and, after delinquency of any such Loans and to the extent permitted under and in compliance with applicable Law, to commence proceedings with respect to enforcing payment of such Loans and their Related Security, and adjusting, settling or compromising the account or payment thereof, in accordance with the Servicing Standard. The Guarantor will furnish the Servicer with any powers of attorney and other documents that are within the ability of the Guarantor to furnish and which are reasonably necessary or appropriate to enable it to carry out its servicing and administrative duties hereunder as agent of the Guarantor.

3.4	Enforcement and Liquidation of Loans

Subject to Section 3.5 (Legal Proceedings), for the benefit of the Guarantor, the Servicer will use reasonable efforts, in accordance with the Servicing Standard, to (a) collect or enforce each Loan and the Related Security in the Portfolio and any related insurance policy (against the related Mortgaged Property, Borrower, insurer or otherwise), and (b) liquidate or convert the related Mortgaged Property securing any such Loan which is and continues to be a Non-Performing Loan and as to which no satisfactory arrangements can be made with the Borrower for the collection of delinquent payments thereunder or as to which it will have otherwise determined that eventual payment in full is unlikely. To the extent that such enforcement procedures are not applicable having regard to the nature of the default in question, the Servicer will use the procedures that would be undertaken by reasonable and prudent institutional mortgage lenders in the Servicer’s market on behalf of the Guarantor.

3.5	Legal Proceedings

If in any enforcement suit or legal proceeding, it will be held that the Servicer may not enforce a right under a Loan or the Related Security in the Portfolio on the grounds that it should not be or is not a real party in interest or a holder entitled to enforce rights in respect of such Loan or the Related Security, without limiting the obligations of the Seller and the Other STEP Creditor pursuant to Article 13 of the Mortgage Sale Agreement, the Guarantor will, at the Servicer’s expense and direction, join in such action or proceeding and take such steps as are necessary to enforce such Loan or the Related Security.

3.6	Funds in Trust

If the Servicer receives any funds whatsoever arising from the Loans and their Related Security comprised in the Portfolio which belong to the Guarantor and are to be paid to the GDA Account (or, as applicable, the Standby GDA Account) pursuant to this Agreement or any of the other Transaction Documents or otherwise, it will hold such monies in trust for the Guarantor and will:

(a)                prior to a downgrade of the ratings of the Servicer by one or more Rating Agencies below the Servicer Deposit Threshold Ratings, transfer such monies on or before the next Guarantor Payment Date (i) at any time prior to a downgrade of the ratings of the Cash Manager by one or more Rating Agencies below the Cash Management Deposit Ratings, to the Cash Manager, and (ii) at any time following a downgrade of the ratings of the Cash Manager by one or more Rating Agencies below the Cash Management Deposit Ratings, directly into the GDA Account; and

(b)               in the event of a downgrade of the ratings of the Servicer by one or more Rating Agencies below the Servicer Deposit Threshold Ratings, transfer such monies (i) at any time prior to a downgrade of the ratings of the Cash Manager by one or more Rating Agencies below the Cash Management Deposit Ratings, to the Cash Manager, and (ii) at any time following a downgrade of the ratings of the Cash Manager by one or more Rating Agencies below the Cash

Management Deposit Ratings, directly into the GDA Account, in either case within two Toronto Business Days of the collection and/or receipt thereof.

The Servicer shall make each such payment to the GDA Account without any deduction as a result of any defence, set off right or counterclaim. Until paid into the GDA Account, the Servicer is entitled to commingle such funds with any other funds held by it.

3.7	Taxes

The Servicer will remit to the relevant Governmental Authority all Taxes collected by it pursuant to the terms of, or in respect of, any Loan, and will prepare and file all returns and reports related thereto, and the Guarantor will forthwith remit to the Servicer any amounts received by it from a Borrower in respect of such Taxes. The Servicer will with respect to any Loan, to the extent not inconsistent with its Credit and Collection Policy, pay: (i) arrears of Taxes or utilities; (ii) costs of repairing, maintaining, insuring or securing the related Mortgaged Property; (iii) costs of liquidating or disposing of such Loan if it becomes a Non-Performing Loan or the related Mortgaged Property; and (iv) any other cost or expense, which the Servicer deems necessary or advisable, acting in a reasonable and prudent manner, to preserve or maintain the realisable value of such Loan or the related Mortgaged Property.

3.8	Registration of the Sale of Loans to the Guarantor
(a)	Subject to Article 6 (Actions Upon a Registered Title Event and Related Matters) of the Mortgage Sale Agreement, the Servicer will on behalf of the Seller and within the time periods required by the Mortgage Sale Agreement following the occurrence of a Registered Title Event, take such steps and procure the doing of all or any acts, matters or things as may be necessary, based on the advice of counsel, to register and record on behalf of the Seller the sale, transfer and assignments of the Loans and their Related Security then in the Portfolio and such other actions contemplated by Section 6.1(a) of the Mortgage Sale Agreement all in accordance with Article 6 (Actions Upon a Registered Title Event and Related Matters) of the Mortgage Sale Agreement or will provide sufficient information to the Guarantor and the Bond Trustee to enable the Guarantor or the Bond Trustee to register or record or cause to be registered or recorded on behalf of the Seller (pursuant to and in reliance on the powers of attorney set out in Article 12 (Powers of Attorney)) such sales, transfers and assignments.
(b)	Subject to Section 3.1(c) of this Agreement and Article 6 (Actions Upon a Registered Title Event and Related Matters) of the Mortgage Sale Agreement, prior to the occurrence of a Registered Title Event, unless required to be given by the Seller in accordance with Section 3.5(1) of the Mortgage Sale Agreement, the Servicer will not be required to notify any Person of the Guarantor’s interest in any Loans or their Related Security in the Portfolio.
3.9	Sale of STEP Loans in the Portfolio

In the event of any sale of any Selected Loans by the Guarantor to any Purchaser other than the Seller, unless the Purchaser will own all STEP Loans and Other STEP Products secured by the same STEP Collateral Mortgages and other Related Security as the Selected Loans following such purchase, the following conditions precedent must be satisfied in respect of such purchase:

(a)	the Purchaser and any other Person that owns any related STEP Loan or Other STEP Product shall have entered into a servicing agreement with a servicer (which may be the Purchaser, the Servicer or such other person as may be selected by the Purchaser) which provides that the Selected Loans and any other STEP Loans and Other STEP Products secured by the same STEP Collateral Mortgage and other Related Security shall be serviced by the same servicer in accordance with the terms of this Agreement and Article 13 of the Mortgage Sale Agreement, provided that such servicing agreement may be terminated by the Purchaser at any time upon at least 30 days’ prior written notice to the servicer thereunder; and
(b)	the Purchaser shall have entered into a Security Sharing Agreement with each owner of the STEP Loans and/or Other STEP Products secured by the same STEP Collateral Mortgage and other Related Security as the Selected Loans, which Security Sharing Agreement shall, inter alia, (i) provide such Purchaser with the same rights, priorities and entitlements in respect of the STEP Collateral Mortgage and other Related Security for the Selected Loans as those of the Guarantor under the Mortgage Sale Agreement, the Servicing Agreement and any other Security Sharing Agreement previously entered into by the Guarantor prior to the sale of Selected Loans to such Purchaser, and (ii) provide such Purchaser with the same rights relating to the servicing of the Selected Loans and all other STEP Loans and Other STEP Products secured by the same STEP Collateral Mortgage and other Related Security as those afforded to the Guarantor.

The Guarantor shall be entitled to terminate the appointment of the Servicer under this Agreement in respect of any Selected Loans following a sale thereof to a Purchaser upon not less than 30 days’ prior written notice to the Servicer, or such shorter notice period as may be agreed to between the Servicer and the Guarantor.

Article 4
ADMINISTRATION OF MORTGAGES

4.1	Direct Debiting System

For the purposes of collecting amounts due from Borrowers under the Loans and their Related Security sold by the Seller to the Guarantor comprised in the Portfolio, the Servicer in accordance with this Agreement will, unless otherwise agreed to in writing with the Guarantor, act or cause another Person approved in writing by the Guarantor and the Bond Trustee (such approval not to be unreasonably withheld) to act as collection agent for the Guarantor under a scheme for either the manual or automated debiting of bank accounts (the “Direct Debiting System”) provided such Direct Debiting System is operated in accordance with policies and procedures which would be acceptable to reasonable and prudent institutional mortgage lenders in the Servicer’s market. Any unpaid amounts under such Direct Debiting System which are repaid by the Seller to the bank making such payment, if such bank is unable to recoup that amount itself from its customer accounts, will be paid in accordance with Section 4.11 (Third Party Amounts) of the Mortgage Sale Agreement.

Article 5
COVENants; REPRESENTATIONS AND WARRANTIES

5.1	Servicing Covenants

The Servicer covenants with and undertakes to each of the Guarantor and the Bond Trustee that without prejudice to any of its specific obligations hereunder it will (unless the Servicer is a Successor Servicer), at its own expense take or cause to be taken all such reasonable actions as may be necessary or advisable from time to time to administer and service the Loans and their Related Security in the Portfolio in accordance herewith, including, without limitation, the Servicing Standard.

5.2	Positive Covenants

The Servicer covenants and agrees, subject to the Sections 3.2 (Standard of Care) and 5.1 (Servicing Covenants) of this Agreement, that without prejudice to any of its specific obligations hereunder it will (unless the Servicer is a Successor Servicer), at its own expense:

(a)	administer the Loans and their Related Security in the Portfolio in accordance with the Servicing Standard and, in the event the Servicer agrees, subject to Article 9 (Additional Loans) of this Agreement, to service Additional Loans and their Related Security sold by New Seller to the Guarantor, in accordance with the Servicing Standard, except (i) to the extent necessary or desirable to accommodate the exercise by the Guarantor of its right hereunder, or (ii) as otherwise required hereby;
(b)	comply with any proper directions, orders and instructions which the Guarantor may from time to time give to it in accordance with the provisions of this Agreement in respect of the Loans and their Related Security in the Portfolio;
(c)	employ and provide general administrative, supervisory and accounting staff and general overhead as may from time to time be reasonably required to carry out its obligations hereunder;
(d)	pay all general administrative expenses and other costs incurred by it in carrying out its obligations hereunder and all fees and expenses of any administrator appointed or subcontractor retained by it without any right of reimbursement, except as expressly provided herein;
(e)	fully perform in a timely fashion and comply in all material respects with all material provisions, covenants and other obligations required to be observed by the Seller, the Guarantor or the Servicer under or in connection with the Loans and their Related Security in the Portfolio and agreements related thereto;
(f)	except as provided to the contrary herein or as permitted by the Mortgage Sale Agreement and other than by (i) providing actual notice of the sale, transfer and assignment to the Borrowers of the Loans in the Portfolio or the obligors under any Related Security with respect thereto, or (ii) registering the assignment of such Loans and their Related Security on title to the real property underlying those Mortgages, take all steps reasonably necessary, or in the opinion of the Guarantor or its counsel advisable, to validate, protect or perfect the ownership interest of the Guarantor in, or to defeat the assertion by any third party (other than a third party claiming through or under the Guarantor or a Borrower) of any Adverse Claim on, such Loans or their Related Security;

(g)	take all reasonable steps to ensure the maintenance by Borrowers of appropriate fire and all perils or property damage insurance with respect to each Mortgaged Property in respect of the Loans and their Related Security in the Portfolio;
(h)	take all reasonable steps to enforce the Guarantor’s rights or make any claims in respect of a lender’s title insurance policy on a Mortgaged Property in respect of the Loans and their Related Security in the Portfolio;
(i)	settle all losses in the event of damage to or destruction by fire or other insured casualty of any Mortgaged Property in respect of the Loans and their Related Security in the Portfolio in the same manner as reasonable and prudent institutional mortgage lenders in the Servicer’s market would settle losses in respect of mortgages administered by it on its own behalf;
(j)	except as otherwise provided in this Agreement, deal with the Loans in the Portfolio only as specifically authorised and directed by the Guarantor, the Bond Trustee or their respective duly appointed agents;
(k)	forthwith and in any event prior to the next Guarantor Payment Date after becoming aware of any event which may reasonably give rise to an obligation of the Seller to repurchase any Loan sold to the Guarantor pursuant to the Mortgage Sale Agreement, notify the Guarantor in writing of such event;
(l)	upon the Seller being required to do so by the Guarantor or the Bond Trustee pursuant to Article 6 (Actions Upon a Registered Title Event and Related Matters) of the Mortgage Sale Agreement, and subject to Section 3.8 (Registration of the Sale of Loans to the Guarantor) of this Agreement, do or procure the doing of all or any of the acts, matters or things required thereunder (including Section 6.1(a) of the Mortgage Sale Agreement) on behalf of the Seller within the time period provided by the Mortgage Sale Agreement or, if requested to do so by the Bond Trustee, provide sufficient information to enable the Guarantor or the Bond Trustee to do so at the Servicer’s expense;
(m)	keep in force all licences, approvals, authorisations and consents which may be necessary in connection with the performance of the Services and prepare and submit on a timely basis all necessary applications and requests for any further approval, authorisation, consent or licence required in connection with the performance of the Services;
(n)	comply with any applicable Law and the provisions of the CMHC Guide in the performance of the Services hereunder and in the performance of any of its obligations under any other Transaction Document to which it is a party in any capacity;
(o)	make all payments required to be made by it pursuant to this Agreement on the due date for payment thereof in Canadian Dollars in immediately available funds for value on such day without set-off (including, without limitation, in respect of any fees owed to it) or counterclaim;
(p)	at any time upon request from the Guarantor or the Bond Trustee, provide any information or assistance requested by the Guarantor or the Bond Trustee for the purpose of completing any information necessary in respect of a Power of Attorney granted by the Seller to the Guarantor under the Mortgage Sale Agreement; and

(q)	within five Toronto Business Days of notification from the Guarantor of the identity of any proposed New Seller, provide the Rating Agencies with such details of that proposed New Seller as may be reasonably required by the Rating Agencies.
5.3	Negative Covenants

The Servicer covenants and agrees that it will not:

(a)	except as required by applicable Law, the Superintendent or the Canada Deposit Insurance Corporation, make any change to its Credit and Collection Policy that would reasonably be expected to have a Material Adverse Effect in respect of the Loans and their Related Security in the Portfolio without having satisfied the Rating Agency Condition with respect thereto;
(b)	except in accordance with the Servicing Standard, extend, amend or otherwise modify or waive the terms of any Loan or its Related Security in the Portfolio, or amend, modify or waive any term or condition of any agreement related thereto, if the result of such amendment could reasonably be expected to have a Material Adverse Effect on the value or collectability of such Loan without having satisfied the Rating Agency Condition with respect thereto;
(c)	amend or terminate any of the Transaction Documents save in accordance with their terms; or
(d)	take or omit to take any action if the taking or omitting to take such action by it would constitute a breach by it of any representation, warranty or covenant herein, or in any other document delivered hereunder or contemplated hereby and such action or omission would reasonably be expected to have a Material Adverse Effect in respect of the Loans and their Related Security in the Portfolio.
5.4	Survival of Covenants

The covenants of the Servicer in this Article 5 will remain in force until this Agreement is terminated in respect of the Servicer, but without prejudice to any right or remedy of the Guarantor, the Bond Trustee and/or the Seller arising from a breach of any such covenants prior to the date of termination of this Agreement.

5.5	Representations and Warranties

The Servicer hereby represents and warrants to the Guarantor, the Seller, the Cash Manager and the Bond Trustee that, at the date hereof:

(a)	it possesses the necessary experience, qualifications, facilities and other resources to perform its responsibilities in relation to its duties and obligations hereunder;
(b)	it is and will continue to be in good standing with OSFI;
(c)	it is in regulatory good standing and in material compliance with and under all Laws applicable to its duties and obligations hereunder and under the other Transaction Documents to which it is a party in any capacity;

(d)	the unsecured, unsubordinated and unguaranteed debt obligations of the Servicer are rated by each of the Rating Agencies at ratings that are at or above each of the Servicer Replacement Ratings; and
(e)	it is in material compliance with its internal policies and procedures (including risk management policies) relevant to its duties and obligations hereunder and under the other Transaction Documents to which it is a party in any capacity.

Article 6
delegation of duties

6.1	Delegation of Duties

The Servicer may sub-contract or delegate the performance of all or any of its powers and obligations under this Agreement, provided that (but subject to Section 6.2 (Permitted Delegation of Duties)):

(a)	where the arrangements involve the custody or control of any Customer Files relating to the Portfolio for the purpose of performing any delegated Services, the sub-contractor or delegate has executed an acknowledgement in form and substance acceptable to the Guarantor and the Bond Trustee to the effect that any such Customer Files are and will be held to the order of the Bond Trustee or as the Bond Trustee will direct;
(b)	where the arrangements involve or may involve the receipt by the sub-contractor or delegate of funds belonging to the Guarantor, the sub-contractor or delegate has executed a declaration in form and substance acceptable to the Guarantor that any such funds held by it or to its order are held in trust for the Guarantor and will be paid forthwith to the Cash Manager prior to a downgrade of the ratings of the Cash Manager by one or more Rating Agencies below the Cash Management Deposit Ratings, and following a downgrade of the ratings of the Cash Manager by one or more Rating Agencies below the Cash Management Deposit Ratings, into the GDA Account (or, as applicable, the Standby GDA Account);
(c)	the prior written consent of the Guarantor and the Bond Trustee to the proposed arrangement in respect of the Loans and their Related Security in the Portfolio (including, if the Guarantor and the Bond Trustee consider it necessary, approving any contract which sets out the terms on which such arrangements are to be made) has been obtained, which consent will not be unreasonably withheld, and written notification of such sub-contracting or delegation has been given to each of the Rating Agencies;
(d)	any such sub-contractor or delegate has executed a written waiver of any Security Interest arising in connection with such delegated Services (to the extent that such Security Interest relates to the Portfolio or any amount referred to in (a) above); and
(e)	any sub-contracting or delegation will be at the expense of the Servicer and neither the Bond Trustee nor the Guarantor will have any liability for any costs, fees, charges or expenses payable to or incurred by such sub-contractor or delegate or arising from the entering into, the continuance, amendment or the termination of any such arrangement.

6.2	Permitted Delegation of Duties

The provisos in Sections 6.1(a), 6.1(b) and 6.1(c) will not apply:

(a)	to the engagement by the Servicer of:
(i)	any receiver, solicitor, insurance broker, valuer, surveyor, accountant, estate agent, insolvency practitioner, auctioneer, bailiff, sheriff officer, debt counsellor, tracing agent, property management agent, licensed conveyancer, qualified conveyancer or other professional adviser acting as such; or
(ii)	any locksmith, builder or other contractor acting as such in relation to a Mortgaged Property,

in any such case being a Person or Persons whom the Servicer would be willing to appoint in respect of its own mortgages in connection with the performance by the Servicer of any of its obligations or functions or in connection with the exercise of its powers under this Agreement; or

(b)	to any delegation to any Subsidiary of the Bank from time to time.
6.3	Assignment of Rights

The Guarantor and the Bond Trustee may require the Servicer to assign to the Guarantor any rights which the Servicer may have against any sub-contractor or delegate arising from the performance of Services by such Person relating to any matter contemplated by this Agreement and the Servicer acknowledges that such rights assigned to the Guarantor will be exercised by the Guarantor subject to the terms of the Guarantor Agreement.

6.4	Liability of Servicer

Notwithstanding any sub-contracting or delegation of the performance of its obligations under this Agreement in respect of the Loans and their Related Security, the Servicer will not be released or discharged from any liability hereunder and will remain responsible for the performance of all of its obligations under this Agreement in respect of the Loans and their Related Security, and the performance or non-performance or the manner of performance by any sub-contractor or delegate of any of the Services in respect of the Loans and their Related Security will not affect the Servicer’s obligations under this Agreement in respect of the Loans and their Related Security and any breach in the performance of the Services in respect of the Loans and their Related Security by such sub-contractor or delegate will, subject to the Servicer being entitled for a period of 20 Toronto Business Days from receipt of any notice of the breach to remedy such breach by any sub-contractor or delegate, be treated as a breach of this Agreement in respect of the Loans and their Related Security by the Servicer.

Article 7
indemnification by Servicer

7.1	Indemnification by Servicer
(a)	The Servicer, solely in its capacity as Servicer, will indemnify the Guarantor on demand for any loss, liability, claim, expense or damage suffered or incurred by the Guarantor in respect of the Servicer’s dishonesty, bad faith, wilful misconduct, negligence or reckless disregard by the Servicer or any of its officers, employees or agents under this Agreement in carrying out its functions as Servicer in respect of the Loans and their Related Security under this Agreement or any other Transaction Document or as a result of a breach by it of the terms and provisions of this Agreement or any other Transaction Document in relation to such functions.

(b)	For the avoidance of doubt, the Servicer will not be liable in respect of any loss, liability, claim, expense or damage suffered or incurred under Section 7.1(a) by the Guarantor and/or any other Person as a result of the proper performance of the Services by the Servicer in respect of the Loans and their Related Security save where such loss, liability, claim, expense or damage is suffered or incurred as a result of any dishonesty, bad faith, wilful misconduct, negligence or reckless disregard of the Servicer or any of its officers, employees or agents or as a result of a breach by the Servicer of the terms and provisions of this Agreement or any other Transaction Document in relation to such functions.

Article 8
No Liability

8.1	No Liability

The Servicer, in such capacity, will have no liability for any obligation of a Borrower under any Loan comprised in the Portfolio or any Related Security and nothing herein will constitute a guarantee, indemnity or similar obligation, by or of it of or in relation to any Loan, any Related Security or any Borrower. Save as otherwise provided in this Agreement, the Servicer, in such capacity, will have no liability for the obligations of the Guarantor under any Transaction Document or otherwise and nothing herein will constitute a guarantee, indemnity or similar obligation, by or of it of the Guarantor in respect of any of those obligations.

Article 9
additional loans

9.1	Additional Loans
(a)	The Portfolio may be augmented from time to time by the sale to the Guarantor on any Transfer Date of Additional Loans and their Related Security by the Seller (or any New Seller) in accordance with the Mortgage Sale Agreement, which sales will in all cases be subject to the terms set out in the Mortgage Sale Agreement.
(b)	In the event the Guarantor acquires Additional Loans and their Related Security from a New Seller, either (i) such New Seller will service such Additional Loans and their Related Security, provided that it enters into a servicing agreement with the Guarantor and the Bond Trustee which sets out the servicing obligations of such New Seller in relation to such Additional Loans and their Related Security and is on terms substantially similar to the terms set out in this Agreement (provided that the fees payable to such New Seller acting as servicer of such Additional Loans and their Related Security would be determined on or around the date of the accession of such New Seller to the Program), or (ii) another Servicer will service such Additional Loans and their Related Security under the terms of this Agreement (with such subsequent amendments as may be agreed by the parties hereto) (provided that the fees payable to the Servicer would be determined on or around the date of the accession of such New Seller to the Program).

Article 10
Product Switches

10.1	Product Switches
(a)	In the event that the Seller accepts a request from a Borrower for a Product Switch, then if such Product Switch results in any of the Loan Representations and Warranties not being satisfied in respect of the relevant Loan on the next Calculation Date, or if subsequent to the sale of a First STEP Loan to the Guarantor, the origination of any related Additional STEP Loan by the Seller results in any of the Loan Representations and Warranties not being satisfied in respect of any related STEP Loan owned by the Guarantor, or if any Product Switch would give rise to an increased tax liability to the Guarantor, the Guarantor will be entitled to rectify such breach of the Loan Representations and Warranties or avoid such increased tax liability by requiring the Seller to repurchase such Loan and its Related Security to which the Product Switch relates (and any other Loan secured or intended to be secured by that Related Security or any part of it whether or not there has been any breach of a Loan Representation and Warranty in respect of such other Loan) from the Guarantor in accordance with Section 8.3 (Breach of Loan Representations and Warranties, Additional Loan Advances and Product Switch) of the Mortgage Sale Agreement.
(b)	The Servicer will notify the Seller (if other than itself) and the Guarantor (or the Cash Manager on its behalf) following acceptance by the Servicer of any application for a Product Switch.

Article 11
redemption of mortgages

11.1	Redemption of Mortgages
(a)	Upon receipt of repayment in full of all sums due in relation to Loans in the Portfolio secured by a Mortgage and/or other Related Security comprised in the Portfolio, the Servicer will, and is hereby authorised by the Seller and the Guarantor to, in the name of the Seller or the Guarantor, execute a receipt, discharge or other relevant document releasing the Mortgage at the applicable land registry office, land titles office or similar place of public record in which the related Mortgage is registered and any such other or further instrument or deed of satisfaction regarding such Mortgage and/or the Related Security as it considers to be necessary or advisable to release the relevant conveyancing deeds and documents, if any, which make up the title to such Mortgaged Property and the security for the Loan to the Person or Persons entitled thereto. The foregoing will be in addition to any right of the Servicer under Article 12 (Powers of Attorney) of this Agreement to grant postponements and partial releases or discharges in respect of any Loan in the Portfolio sold by the Seller to the Guarantor. Notwithstanding the foregoing, with respect to STEP Loans in respect of which the STEP Collateral Mortgage remains as security for Other STEP Products, after all of the STEP Loans in the Portfolio are repaid in full, the Servicer will, and is hereby authorised by the Seller and the

Guarantor to, in the name of the Seller or the Guarantor, execute a registrable transfer or assignment of the STEP Collateral Mortgage and other Related Security, without representation, warranty or covenant of any kind except those usually given by a trustee, into the name of the Seller, for itself and on behalf of any Other STEP Creditor, as applicable, who is the holder of the Other STEP Products secured by such STEP Collateral Mortgage, and to release the relevant conveyancing deeds and documents and possession and control of the Related Security to the Seller or Other STEP Creditor, as applicable.
(b)	The Servicer undertakes that prior to any actual release by it of the relevant documents as described in Section 11.1(a) it will take such steps as would be taken by reasonable and prudent institutional mortgage lenders in the Servicer’s market to satisfy itself that such documents are being released to the Person or Persons entitled thereto.
(c)	Subject to Section 2.4 (STEP Plan and STEP Loans) of this Agreement, following any enforcement procedures taken by the Servicer as part of its performance of the Services hereunder, if upon completion of such enforcement procedures, an amount in excess of all sums due by the relevant Borrower to the Guarantor in respect of or related to the relevant Loan in the Portfolio pursuant to the terms of such Loan and its Related Security is recovered or received, then the Servicer will cause the balance, after discharge of any sums due by the Borrower in respect thereof, to be paid to the Person or Persons next entitled thereto in accordance with the terms of such Loan and its Related Security and applicable Laws and, in respect of any STEP Loan, the STEP Plan.

Article 12
Powers of Attorney

12.1	Guarantor Appointment of Servicer as Attorney

For good and valuable consideration and as security for the interests of the Guarantor hereunder, the Guarantor hereby appoints the Servicer as its attorney on its behalf, and in its own or the attorney's name, for the following purposes:

(a)	executing all documents necessary for the purpose of discharging a Mortgage and/or any other Related Security in relation to a Loan comprised in the Portfolio which has been repaid in full and any other Related Security or for the sale of a Mortgaged Property which is subject to a Mortgage;
(b)	executing all documents necessary for the purposes of assigning and transferring a STEP Collateral Mortgage and any other Related Security in relation to a STEP Loan which has been repaid in full to the Seller or Other STEP Creditor, as applicable, who is the holder of the Other STEP Products secured by such STEP Collateral Mortgage (provided that no such assignment or transfer is to be made while the Guarantor holds any related STEP Loan under which there remains outstanding indebtedness);
(c)	executing all documents necessary for the purpose of releasing or discharging a Mortgage in the Portfolio in accordance with this Agreement (provided that no such release or discharge of a STEP Collateral Mortgage and any other Related Security is to be made while the Guarantor holds any related STEP Loan under which there remains outstanding indebtedness);

(d)	executing all documents and doing all such acts and things which in the reasonable opinion of the Servicer are necessary or desirable for the efficient provision of the Services hereunder; and
(e)	exercising its rights, powers and discretion under the Mortgages and/or any other Related Security relating to Loans comprised in the Portfolio,

provided that, for the avoidance of doubt, this power of attorney will be exercised in accordance with the Servicing Standard and will not authorise the Servicer to sell any of the Loans and/or their Related Security comprised in the Portfolio except as specifically authorised in the Transaction Documents. For the avoidance of doubt, the Guarantor will not be liable or responsible for the acts of the Servicer or any failure by the Servicer to act under or in respect of this power of attorney.

12.2	Powers of Attorney Irrevocable

The appointments contained in Section 12.1 (Guarantor Appointment of Servicer as Attorney) of this Agreement will be coupled with an interest and will be irrevocable unless and until the termination of the appointment of the Servicer pursuant to Article 18 (Termination) of this Agreement upon which the appointments contained in Section 12.1 (Guarantor Appointment of Servicer as Attorney) will be automatically revoked.

Article 13
Information

13.1	Maintenance of Records

The Servicer will:

(a)	keep the Customer Files relating to the Loans comprised in the Portfolio in safe custody in a fire-proof location and will take appropriate technical and organisational measures against the unauthorised or unlawful processing of personal data and against accidental loss or destruction of, or damage to, personal data, and will not without the prior written consent of the Guarantor, part with possession, custody or control of such Customer Files other than to a sub-contractor or delegate appointed pursuant to Article 6 (Delegation of Duties) of this Agreement or to a solicitor or notary subject to such undertakings as would be acceptable to reasonable and prudent institutional mortgage lenders in the Servicer’s market in similar circumstances;
(b)	maintain in an adequate form such records as are necessary to enforce each Mortgage comprised in the Portfolio and, where relevant, any other Related Security;
(c)	will keep Customer Files relating to Loans comprised in the Portfolio (including, but not limited to conveyancing deeds and documents which make up the title and security in relation to such Loans) in such a way that they can be distinguished from information held by it for its own behalf as mortgagee or for other third persons;

(d)	keep the Bond Trustee informed of the location of the Customer Files relating to the Loans comprised in the Portfolio and any duplicate computer records; and
(e)	in the event one or more Rating Agencies downgrades the ratings of the Servicer below the Servicer Replacement Ratings, use reasonable endeavours to ensure that the Customer Files, computer records and files relating to Loans comprised in the Portfolio serviced by it are identified as distinct from the information held by it for its own behalf as mortgagee or for other third persons which do not form part of the Portfolio.
13.2	Access to Books and Records

Subject to all applicable laws, the Servicer will permit the Guarantor (and the Guarantor’s auditors) and the Bond Trustee and any other person nominated by the Guarantor (to whom the Servicer has no reasonable objection) upon reasonable notice during normal office hours to have access, or procure that such person or persons are granted access, to all books of record and account (including, for the avoidance of doubt, the Customer Files) relating to the administration of the Loans and their Related Security comprised in the Portfolio and related matters in accordance with this Agreement.

13.3	Information Covenants
(a)	The Servicer will assist the Cash Manager in the production of the Monthly Asset Coverage Report substantially in the form set out in Schedule 3 (Form of Monthly Asset Coverage Report) of the Cash Management Agreement.
(b)	The Servicer will notify the Rating Agencies in writing of the details of (i) any proposed material change in the valuation procedures or policies applied by it or to be applied in relation to Mortgaged Properties in connection with its mortgage business (details of which change may be included in the report provided under Section 13.3(a)), and (ii) any other information relating to its mortgage business and financial condition as the Rating Agencies may reasonably request in connection with the ratings of any Covered Bonds issued under the Program and other matters contemplated by the Program, provided that such request does not adversely interfere with its day to day provision of the Services under the other terms of this Agreement. For greater certainty, any failure by the Servicer to deliver any such notice prior to making any such proposed change will not limit the ability of the Servicer to proceed with any such change or constitute a breach of its obligations hereunder.
(c)	The Servicer will, upon reasonable request, but subject to any restrictions under applicable privacy laws, provide the Guarantor (or the Cash Manager on its behalf), the Bond Trustee and each Rating Agency quarterly with a report stored upon electronic media including, but not limited to, a CD-ROM, in a form acceptable to the Guarantor and Bond Trustee (each acting reasonably) containing information regarding the Loans then comprised in the Portfolio including, but not limited to, details of the relevant mortgage reference number and the postal code of the relevant Mortgaged Property.
(d)	The Servicer will, at the request of the Guarantor and the Bond Trustee, provide the Guarantor, the Bond Trustee and the Rating Agencies with such other information relating to its business and financial condition and (to the extent that it has such information and subject to any confidentiality restrictions binding upon it) that of any person to whom it has sub-contracted or delegated part of its obligations hereunder as it may be reasonable for the Guarantor and the Bond Trustee (as appropriate) to request in connection with the ratings of any Covered Bonds issued under the Program and other matters contemplated by the Program, provided that the Guarantor or the Bond Trustee (as appropriate) will not make such a request more than once every three months unless, in the reasonable belief of the Guarantor or the Bond Trustee (as appropriate), an Issuer Event of Default or a Servicer Termination Event will have occurred and is continuing or may reasonably be expected to occur.

Article 14
PROPERTY INSURANCE

14.1	Property Insurance

Any amounts received by the Servicer in respect of any policies of insurance carried by the Servicer in respect of third party liability and extended coverage claims applicable to or relating to the Loans and their Related Security will be held and dealt with by the Servicer in accordance with Section 3.6 (Funds in Trust) of this Agreement.

Article 15
DATA PROTECTION

15.1	Data Protection

Each of the parties hereto will maintain privacy policies and procedures consistent with the terms of this Agreement and compliant with all Applicable Privacy Laws. In all cases, and without limiting the foregoing, each such party will comply with Applicable Privacy Laws in the performance of its obligations under this Agreement. For greater certainty, and without limiting the foregoing, the Servicer will have in place and maintain, policies (“Servicer Privacy Policies”) governing the collection, use, disclosure, management and security of Personal Information, including, without limitation, an outline of the procedure and reasonable measures that the Servicer has in place to maintain the security of such Personal Information. From time to time, but not more often than once per annum, the Guarantor may, by request in writing to the Servicer, request that the Servicer provide and the Servicer will, promptly following a receipt of such request, provide to the Guarantor a certificate of an officer of the Servicer certifying the Servicer's maintenance of, and compliance with, the Servicer Privacy Policies.

Article 16
Remuneration

16.1	Remuneration

Subject to Section 16.2 (Successor Servicer), the Servicer, including any New Servicer(s), will not be entitled to any additional compensation for the performance of its obligations under this Agreement or any reimbursement for costs and expenses incurred by it in connection therewith, it being acknowledged that the Loans, the Related Security and the other assets comprised in the Portfolio have been sold to the Guarantor by the Seller pursuant to the Mortgage Sale Agreement on a fully-serviced basis. Any compensation to be paid to the Servicer for the performance of its obligations under this Agreement or any reimbursement for costs and expenses incurred by the

Servicer in connection therewith in respect of any Additional STEP Loans owned by the Seller will be paid by the Seller and not from the proceeds of any Loans or Related Security in the Portfolio.

16.2	Successor Servicer

Notwithstanding Section 16.1 (Remuneration) above, in the event the Servicer is replaced in accordance with the terms of this Agreement by a Successor Servicer, unless otherwise agreed by the parties hereto, the Guarantor will on each Guarantor Payment Date reimburse such Successor Servicer, in accordance with the applicable Priority of Payments, for all costs, expenses, disbursements, charges and fees (together with any applicable Taxes due thereon) properly incurred by such Successor Servicer in the performance of the Services and its obligations under this Agreement in respect of the Loans serviced by such Successor Servicer including any such expenses, disbursements, charges or fees not reimbursed to such Successor Servicer on any previous Guarantor Payment Date and such Successor Servicer will supply the Guarantor (or the Cash Manager on its behalf) with a copy of an appropriate invoice in respect of such Taxes, if any, issued by the Person making the supply. In the circumstances set forth in this Section 16.2, such Successor Servicer will use reasonable endeavours in accordance with the standards of reasonable and prudent institutional mortgage lenders in such Successor Servicer’s market to recover from the relevant Borrowers all costs and expenses incurred by such Successor Servicer which are properly recoverable from those Borrowers under the terms of the relevant Loan and its Related Security.

Article 17
Services Non-Exclusive

17.1	Services Non-Exclusive

Nothing in this Agreement will prevent the Servicer from rendering or performing services similar to those provided for in this Agreement to or for itself or other Persons or from carrying on business similar to or in competition with the business of the Guarantor.

Article 18
Termination

18.1	Servicer Termination Events

If any of the following events (each, a “Servicer Termination Event” and, in relation to the events referred to in Sections 18.1(a) to (d), a “Servicer Event of Default”) shall occur:

(a)	one or more Rating Agencies downgrades the Servicer’s unsecured, unguaranteed and unsubordinated debt obligations, or its issuer default ratings, below the Servicer Replacement Ratings;
(b)	default is made by the Servicer in the payment on the due date of any amount due to the Guarantor and payable by it under this Agreement and such default continues unremedied for a period of three (3) Toronto Business Days after the earlier of the Servicer becoming aware of such default and receipt by the Servicer of written notice from the Bond Trustee or the Guarantor requiring the same to be remedied;
(c)	default is made by the Servicer (or any delegate thereof) in the performance of its obligations under Section 3.6 at any time that one or more Rating Agencies has downgraded the Servicer’s unsecured, unguaranteed and unsubordinated debt obligations, or its issuer default ratings, below the Servicer Deposit Threshold Ratings, and such default continues unremedied for a period of one (1) Toronto Business Day after the earlier of the Servicer becoming aware of such default and receipt by the Servicer of written notice from the Bond Trustee or the Guarantor requiring the same to be remedied;
(d)	an Insolvency Event occurs in relation to the Servicer;
(e)	the Guarantor resolves, after due consideration and acting reasonably, that the appointment of the Servicer should be terminated provided that a substitute servicer has entered into a servicing agreement with the parties hereto (excluding the Servicer) on terms and conditions substantially similar to the terms and conditions contained herein, and with respect to which the Rating Agency Condition has been satisfied;
(f)	a breach of a representation, warranty or covenant provided in Section 5.2(n) or Sections 5.5(a), (b), (c), (d) or (e);
(g)	an Issuer Event of Default (i) occurs and is continuing, or (ii) has previously occurred and is continuing, at any time that the Guarantor is Independently Controlled and Governed; or
(h)	default is made by the Servicer in the performance or observance of any of its other covenants and obligations under this Agreement, which in the reasonable opinion of the Bond Trustee is materially prejudicial to the interests of the Covered Bondholders from time to time and such default continues unremedied within the earlier of 30 Toronto Business Days after becoming aware of such default and receipt by the Servicer of written notice from the Guarantor or the Bond Trustee requiring the same to be remedied;

then the Guarantor and/or the Bond Trustee (x) may at once or at any time thereafter while such Servicer Termination Event continues by notice in writing to the Servicer or, (y) in the case of the occurrence of a Servicer Termination Event described in paragraph (a) above at any time that the Guarantor is not Independently Controlled and Governed, shall, terminate its appointment as Servicer under this Agreement with effect from a date (not earlier than the date of the notice) specified in the notice.

18.2	Resignation

The Servicer may resign and terminate its appointment as the Servicer of the Loans and their Related Security in the Portfolio under this Agreement upon the expiry of not less than 12 months’ written notice of termination given by it to the Bond Trustee, the Guarantor and each Rating Agency, provided that:

(a)	if the Servicer who wishes to terminate its appointment is the Bank, the Guarantor and the Bond Trustee consent in writing to such termination;
(b)	one or more New Servicer(s) or Successor Servicer(s) will be appointed, with such appointment to be effective no later than the date of such resignation, and the Servicer who wishes to terminate its appointment notifies the Rating Agencies in writing of the identity of such New Servicer(s) or Successor Servicer(s);
(c)	each New Servicer(s) or Successor Servicer(s) is qualified to act as such under applicable laws;

(d)	each New Servicer(s) or Successor Servicer(s) enters into an agreement substantially on the same terms as the relevant provisions of this Agreement with the Guarantor and the Bond Trustee (which agreement may, for the avoidance of doubt, provide for the payment of such fees, costs and expenses of the New Servicer(s) as the Guarantor and Bond Trustee may deem appropriate in accordance with Article 16 (Remuneration) of this Agreement) and the Servicer will not be released from its obligations under the relevant provisions of this Agreement until such New Servicer(s) or Successor Servicer(s) has entered into such new agreement;
(e)	each New Servicer(s) or Successor Servicer(s) agrees to service each Additional STEP Loan owned by the Seller in the manner contemplated in Section 2.4 (STEP Plan and STEP Loans) of this Agreement; and
(f)	the Rating Agency Condition has been satisfied with respect to such resignation and appointment of the New Servicer(s) or Successor Servicer(s), unless the resignation is otherwise agreed to by an Extraordinary Resolution of the Covered Bondholders.
18.3	Termination of Authority and Power

On and after termination of the appointment of the Servicer under this Agreement pursuant to this Article 18, all authority and power of it under this Agreement will be terminated and be of no further effect and it will not thereafter hold itself out in any way as the agent of the Guarantor pursuant to this Agreement. On and after any termination of the appointment of the Servicer under this Agreement with respect to Selected Loans pursuant to Section 3.9, all authority and power of the Servicer under this Agreement in respect of such Selected Loans will be terminated and be of no further effect and it will not thereafter hold itself out in any way as the agent of the Guarantor pursuant to this Agreement in connection with any such Selected Loans.

18.4	Actions Upon Termination or Resignation

Upon the termination or resignation of the appointment of the Servicer, the Servicer will:

(a)	promptly deliver (and in the meantime hold in trust for, and to the order of, the Bond Trustee) to the Guarantor, or as it will direct, the Customer Files, all books of account, papers, records, registers, correspondence and documents in its possession or under its control relating to the affairs of or belonging to the Guarantor and the Loans comprised in the Portfolio and any Related Security (if practicable, on the date of receipt by it) and any funds then held by it on behalf of the Guarantor and any other assets of the Guarantor;
(b)	take such further action as the Guarantor and the Bond Trustee may reasonably direct at its expense (including in relation to the appointment of a New Servicer(s) or Successor Servicer(s)) provided that, prior to the occurrence of a Servicer Termination Event, the Bond Trustee will not be required to take or direct to be taken such further action unless it has been indemnified to its satisfaction;
(c)	provide all relevant information contained on computer records in the form of magnetic tape, CD-ROM and/or other form of electronic media, as appropriate, together with details of the layout of the files encoded on such magnetic tapes, CD-ROMs and/or other form of electronic media (or such other format as the parties may agree); and
(d)	co-operate and consult with and assist the Guarantor, the Bond Trustee and their nominees (which will, for the avoidance of doubt, include any New Servicer(s) or Successor Servicer(s) appointed by any of them) for the purposes of explaining the file layouts and the format of the magnetic tapes, CD-ROMs and/or other form of electronic media generally containing such computer records on the computer system of the Guarantor, the Bond Trustee or such nominee.

18.5	Notification of Servicer Termination Event

The Servicer will deliver to the Guarantor and the Bond Trustee as soon as reasonably practicable but in any event within five Toronto Business Days of becoming aware thereof a notice of any Servicer Termination Event or any event which with the giving of notice or lapse of time or certification would constitute the same, including any breach by a sub-contractor or delegate contemplated in Section 6.4 (Liability of Servicer) of this Agreement.

18.6	Notification of Insolvency Event

If an Insolvency Event occurs in relation to any person to whom the Servicer has sub-contracted or delegated part of its obligations hereunder, the Servicer will notify the Bond Trustee and it will within ten Toronto Business Days of such an event occurring terminate the relevant sub-contracting or delegation arrangements.

18.7	Liability of the Guarantor

Termination of this Agreement, the termination or resignation of the Servicer of the Loans and their Related Security in the Portfolio or the appointment of a New Servicer or Successor Servicer of the Loans and their Related Security in the Portfolio under this Agreement will be without prejudice to the liabilities of the Guarantor to it or vice versa incurred before the date of such termination. The Servicer will have no right of set-off or any lien in respect of such amounts against amounts held by it on behalf of the Guarantor or the Bond Trustee.

18.8	Termination of Agreement
(a)	This Agreement will terminate at such time as the Guarantor and the Bond Trustee have no further interest in any Loans or their Related Security serviced under this Agreement that have been comprised in the Portfolio.
(b)	On termination/resignation of the appointment of the Servicer under the provisions of this Article 18, the terminated or resigning Servicer will, if so entitled pursuant to the terms of Article 16 (Remuneration) of this Agreement, be entitled to receive all fees and other compensation accrued up to the date of termination, if any, but will not be entitled to any other or further compensation. Such funds so receivable by the Servicer will be paid by the Guarantor on the dates on which they would otherwise have fallen due hereunder. For the avoidance of doubt, such termination will not affect the Servicer’s rights to receive payment of all amounts (if any) due to it from the Guarantor other than under this Agreement.
(c)	On a termination of the Servicer’s obligations in relation to Selected Loans pursuant to Section 3.9, the Servicer will, if so entitled pursuant to the terms of Article 16 (Remuneration) of this Agreement, be entitled to receive all fees and other compensation accrued up to the date of termination, if any, in respect of such Selected Loans. Such funds so receivable by the Servicer will be paid by the Guarantor on the dates on which they would otherwise have fallen due hereunder.
(d)	Any provision of this Agreement which is stated to continue after termination of this Agreement will remain in full force and effect notwithstanding termination.
18.9	Notice of Termination/Resignation to CMHC

Upon any termination or resignation of the Servicer hereunder, the Guarantor shall provide notice to CMHC of such termination or resignation and of the Servicer’s replacement contemporaneously with the earlier of (i) notice of such termination or resignation and replacement to a Rating Agency, (ii) notice of such termination or resignation and replacement being provided to or otherwise made available to Covered Bondholders, and (iii) five Toronto Business Days following such termination or resignation and replacement (unless the replacement Servicer has yet to be identified at that time, in which case notice of the replacement Servicer may be provided no later than 10 Toronto Business Days thereafter). Any such notice shall include (if known) the reasons for the termination or resignation of the Servicer and all information relating to the replacement Servicer required by the CMHC Guide to be provided to CMHC in relation to the Servicer and this Agreement, including any new agreement to be entered into with such replacement Servicer or any amendments to this Agreement and/or any other Transaction Document in respect of such replacement Servicer.

Article 19
Further Assurance

19.1	Co-operation

From time to time, each party will do and perform any acts and execute any further instruments which may be required or which may be reasonably requested by any other party to more fully give effect to the purpose of this Agreement.

19.2	No Obligations of Guarantor to Perform Services

Nothing herein contained will impose any obligation or liability on the Guarantor to assume or perform any of the obligations of the Servicer hereunder or render it liable for any breach thereof.

Article 20
Miscellaneous

20.1	No Set-Off

Each of the Seller and Servicer agrees that it will not:

(a)	set off or purport to set off any amount which the Guarantor or the Issuer is or will become obliged to pay to it under any of the Transaction Documents against any amount from time to time standing to the credit of or to be credited to a Guarantor Account or in any other account prior to transfer to a Guarantor Account; or
(b)	make or exercise any claims or demands, any rights of counterclaim or any other equities against or withhold payment of any and all sums of money which may at any time and from time to time be standing to the credit of a Guarantor Account.

Article 21
Confidentiality

21.1	Confidentiality

During the continuance of this Agreement or after its termination, each of the Guarantor, the Cash Manager, the Seller, the Servicer, and the Bond Trustee (in their respective capacities) will use their best endeavours not to disclose to any Person, firm or company whatsoever any information relating to the business, finances or other matters of a confidential nature of any other party hereto of which they may exclusively by virtue of being party to the Transaction Documents have become possessed and will use all reasonable endeavours to prevent any such disclosure as aforesaid, provided however that the provisions of this Article 21 will not apply:

(a)	to any information already known to the recipient other than as a result of entering into any of the Transaction Documents;
(b)	to any information subsequently received by the recipient which it would otherwise be free to disclose;
(c)	to any information which is or becomes public knowledge otherwise than as a result of the conduct of the recipient;
(d)	to any extent that the recipient is required to disclose the same pursuant to and in accordance with (i) the CMHC Guide and the Covered Bond Legislative Framework, (ii) the Transaction Documents, or (iii) any law or order of any court of competent jurisdiction or pursuant to any direction, request or requirement (whether or not having the force of law) of any central bank or any governmental or other authority (including, without limitation, any official bank examiners or regulators);
(e)	to the extent that the recipient needs to disclose the same for determining the existence of, or declaring, a Guarantor Event of Default or a Servicer Termination Event, the protection or enforcement of any of its rights under any of the Transaction Documents, including, without limitation, any enforcement or realisation on the Loans and their Related Security in the Portfolio or in connection herewith or therewith or for the purpose of discharging, in such manner as it thinks fit, its duties under or in connection with such agreements in each case to such Persons as are required to be informed of such information for such purposes; or
(f)	in relation to any information disclosed to the professional advisers of the recipient, a Purchaser of any Loans and their Related Security in the Portfolio in accordance with the terms of the Transaction Documents, a third party purchaser of any such Loans and their Related Security in accordance with the terms of the Transaction Documents, or (in connection with the review of current ratings of any Covered Bonds issued under the Program or with a prospective rating of any debt to be issued by the Issuer) to any Rating Agency or any prospective New Servicer(s) or Successor Servicer(s).

Article 22
Notices

22.1	Notices

Any notices to be given pursuant to this Agreement to any of the parties hereto will be in writing and will be sufficiently served if sent by prepaid registered mail, by hand or by e-mail or facsimile transmission and will be deemed to be given (in the case of facsimile transmission) when despatched, (in the case of e-mail) upon confirmation of receipt, or (in the case of registered mail) when it would be received in the ordinary course of the mail and will be sent:

(a)	in the case of the Servicer, to The Bank of Nova Scotia, Scotia Plaza, 44 King Street West, Toronto, Ontario M5H 1H1 (facsimile number 416-945-4001) for the attention of the Managing Director, Alternate Funding, e-mail: jake.lawrence@scotiabank.com;

(b)	in the case of the Guarantor, to Scotiabank Covered Bond Guarantor Limited Partnership, c/o The Bank of Nova Scotia, Scotia Plaza, 44 King Street West, Toronto, Ontario M5H 1H1 (facsimile number 416-945-4001) for the attention of the Managing Director, Alternate Funding, e-mail: jake.lawrence@scotiabank.com; and
(c)	in the case of the Bond Trustee, to Computershare Trust Company of Canada, 100 University Avenue, 11th Floor, Toronto, Ontario M5J 2Y1, (facsimile number 416-981-9777) for the attention of Manager, Corporate Trust, e-mail: corporatetrust.toronto@computershare.com;

or to such other address or facsimile number or for the attention of such other person or entity as may from time to time be notified by any party to the others by written notice in accordance with the provisions of this Section 22.1. All notices served under this Agreement will be simultaneously copied to the Bond Trustee by the person serving the same.

Article 23
Amendments, Variation and Waiver

23.1	Amendments, Variation and Waiver

Subject to the terms of the Security Agreement and Section 5.3 (Negative Covenants) of this Agreement, any amendments to this Agreement will be made only with the prior written consent of each party to this Agreement. No waiver of this Agreement will be effective unless it is in writing and signed by (or by some person duly authorised by) each of the parties. No single or partial exercise of, or failure or delay in exercising, any right under this Agreement will constitute a waiver or preclude any other or further exercise of that or any other right. Each proposed amendment, variation or waiver of rights under this Agreement that is considered by the Guarantor to be a material amendment, variation or waiver, will be subject to satisfaction of the Rating Agency Condition. For certainty, any amendment to (a) a Ratings Trigger provided for in this Agreement that lowers the ratings specified therein, or (b) the consequences of breaching a Ratings Trigger provided for in this Agreement that makes such consequences less onerous, shall, with respect to each affected Rating Agency only, be deemed to be a material amendment and shall be subject to satisfaction of the Rating Agency Condition with respect to each affected Rating Agency. The Guarantor will deliver notice to the Rating Agencies from time to time of any amendment, variations or waivers for which satisfaction of the Rating Agency Condition is not required, provided that failure to deliver such notice will not constitute a breach of the obligations of the Guarantor under this Agreement. The Guarantor will deliver notice to CMHC from time to time of any amendment, variation or waiver with respect to which notice to CMHC is required by the CMHC Guide, provided that failure to deliver such notice will not constitute a breach of the obligations of the Guarantor under this Agreement.

Article 24
No Agency or Partnership

24.1	No Agency or Partnership

It is hereby acknowledged and agreed by the parties that nothing in this Agreement will be construed as giving rise to any relationship of agency, save as expressly provided herein, or partnership between the parties and that in fulfilling its obligations hereunder, each party will be acting entirely for its own account.

Article 25
Assignment

25.1	Assignment

Subject always to the provisions of Article 13 (STEP Plan and Intercreditor Arrangements) of the Mortgage Sale Agreement and Section 25.2 (Assignment under Security Agreement) herein, no party hereto will be entitled to assign all or any part of its rights or obligations hereunder to any other party without the prior written consent of each of the other parties hereto (which will not, if requested, be unreasonably withheld or delayed or made subject to conditions) save that the Guarantor will be entitled to assign whether by way of security or otherwise all or any of its rights under this Agreement and all or any of its interest in the Loans and their Related Security in the Portfolio without such consent to the Bond Trustee pursuant to the Security Agreement and the Bond Trustee may at its sole discretion assign all or any of its rights under or in respect of this Agreement and all or any of its interest in the Loans and their Related Security in the Portfolio without such consent in exercise of its rights under the Security Agreement. At least 10 Toronto Business Days’ prior written notice of any such assignment shall be provided to DBRS by the related party.

25.2	Assignment under Security Agreement

Each of the Seller and the Servicer acknowledges that on the assignment pursuant to the Security Agreement by the Guarantor to the Bond Trustee of the Guarantor's rights under this Agreement the Bond Trustee may enforce such rights in the Bond Trustee's own name without joining the Guarantor in any such action (which right the Seller and the Servicer hereby waives) and The Seller and Servicer hereby waives as against the Bond Trustee any rights or equities in its favour arising from any course of dealing between it and the Guarantor.

Article 26
Bond Trustee

26.1	Change of Bond Trustee

If there is any change in the identity of the Bond Trustee or an additional Bond Trustee is appointed, the remaining Bond Trustee and/or the retiring Bond Trustee, the Servicer, the Seller and the Guarantor will execute such documents with any other parties to this Agreement and take such actions as such new Bond Trustee may reasonably require for the purposes of vesting in such new Bond Trustee the rights of the Bond Trustee under this Agreement and under the Security Agreement and while any of the Covered Bonds remain outstanding will give notice thereof to the Rating Agencies.

26.2	Limitation of Liability of Bond Trustee

It is hereby acknowledged and agreed that by its execution of this Agreement, the Bond Trustee will not assume or have any obligations or liabilities to the Servicer or the Guarantor under this Agreement notwithstanding any provision herein and that the Bond Trustee has agreed to become a party to this Agreement for the purpose only of taking the benefit of this Agreement and agreeing to amendments to this Agreement pursuant to Article 23 (Amendments, Variation and

Waiver). For the avoidance of doubt, the parties to this Agreement acknowledge that the rights and powers of the Bond Trustee are governed by the Security Agreement. Any liberty or right which may be exercised or determination which may be made under this Agreement by the Bond Trustee may be exercised or made in the Bond Trustee's absolute discretion, without any obligation to give reasons therefor, and the Bond Trustee will not be responsible for any liability occasioned by so acting, except if acting in breach of the standard of care set out in Section 11.1 (Standard of Care) of the Security Agreement.

Article 27
LIMITATION OF LIABILITY

27.1	Limitation of Liability

Scotiabank Covered Bond Guarantor Limited Partnership is a limited partnership formed under the Limited Partnerships Act (Ontario), a limited partner of which is, except as expressly required by law, only liable for any of its liabilities or any of its losses to the extent of the amount that the limited partner has contributed or agreed to contribute to its capital.

Article 28
non-petition

28.1	Non-Petition

The Servicer, the Seller and the Cash Manager agree that they will not institute against, or join any other party in instituting against, the Guarantor or any general partner of the Guarantor, any bankruptcy, reorganisation, arrangement, insolvency or liquidation proceeding, or other proceeding under any federal, provincial or foreign bankruptcy, insolvency similar law, for one year and one day after all Covered Bonds have been repaid in full. The foregoing provision will survive the termination of this Agreement by any party.

Article 29
Counterparts

29.1	Counterparts

This Agreement may be executed in any number of counterparts (manually or by facsimile or in pdf format) and by different parties hereto in separate counterparts, each of which when so executed will be deemed to be an original and all of which when taken together will constitute one and the same instrument.

Article 30
Governing Law

30.1	Governing Law

This Agreement will be governed by and construed in accordance with the laws of the Province of Ontario and the federal laws of Canada applicable therein.

30.2	Submission to Jurisdiction

Each party to this Agreement hereby irrevocably submits to the non-exclusive jurisdiction of the courts of the Province of Ontario in any action or proceeding arising out of or relating to this Agreement.

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IN WITNESS WHEREOF the parties have caused this Agreement to be executed the day and year first before written.

THE BANK OF NOVA SCOTIA, as Seller, Servicer and Cash Manager

By:	/s/ Ian Berry
Name: Ian Berry
Title: Managing Director and Head, Funding and Liquidity Management

SCOTIABANK COVERED BOND GUARANTOR LIMITED PARTNERSHIP, by its managing general partner, SCOTIABANK COVERED BOND GP INC.

By:	/s/ Jake Lawrence
Name: Jake Lawrence
Title: President and Secretary

COMPUTERSHARE TRUST COMPANY OF CANADA, as Bond Trustee

By:	/s/ Sam Pigott
Name: Sam Pigott
Title: Corporate Trust Officer

By:	/s/ Stanley Kwan
Name: Stanley Kwan
Title: Associate Trust Officer

SCHEDULE 1

THE SERVICES

In addition to the Services set out in the body of this Agreement, the Servicer will in relation to those Loans and their Related Security in the Portfolio:

(a)	take or cause to be taken all such actions as may be necessary or desirable from time to time, including utilising the procedures provided for in its Credit and Collection Policy, to collect such Loans and their Related Security in accordance with the terms and provisions thereof and any related agreements (including, without limitation, taking all necessary actions with respect to any claims under insurance policies relating to any such Loan);
(b)	keep and maintain records and books of account in respect of such Loans for the purposes of identifying amounts paid by the related Borrower, any amount due from such Borrower and the Outstanding Principal Balance of such Loans and such other records as would be kept by reasonable and prudent institutional mortgage lenders in its market;
(c)	assist the Auditors, if applicable, of the Guarantor and provide information to them upon reasonable request with respect to such Loans and their Related Security;
(d)	give timely notice to the Borrower of each such Loan of any default in payment or other default thereunder, or under any related agreements;
(e)	record a Loan as being a Non-Performing Loan, in accordance with its Credit and Collection Policy;
(f)	investigate all delinquencies and defaults under such Loans;
(g)	respond to all reasonable enquiries of the Borrower of a Loan or other obligors under the Related Security;
(h)	take such steps as are necessary to protect and maintain the perfection and priority of the security interests created pursuant to such Loans and their Related Security, and, subject to items (j) and (k) in this Schedule 1, refrain from releasing any such security interest in whole or in part except in the event of payment in full by a Borrower of all amounts owing under a Loan or upon foreclosure or sale by it of the Mortgaged Property secured thereby, but only to the extent that it would have done so in a similar situation with respect to Mortgages administered by it on its own behalf;
(i)	determine the advisability of taking action and instituting and carrying out legal proceedings with respect to such Loans and their Related Security in case of default by a Borrower under a Loan and take such action and institute and carry out such legal proceedings as would a reasonable and prudent institutional mortgage lenders in its market in similar circumstances;

(j)	hold as trust property for and on behalf of the Guarantor, free of any Adverse Claim, all collections received in respect thereof and all Customer Files with respect to such Loans;
(k)	execute and deliver all such assignments, releases and discharges of such Loans and their Related Security as are required by the terms thereof upon receipt of all amounts due thereunder;
(l)	settle, compromise and otherwise deal with any claims under such Loans or their Related Security if necessary, advisable or otherwise permitted in accordance with its Credit and Collection Policy;
(m)	take such enforcement actions and proceedings in respect of such Loans and their Related Security as it would be reasonable to expect a reasonable and prudent institutional mortgage lenders in its market to take in administering its loans and their related security;
(n)	take all steps necessary to ensure compliance by the Seller, the Servicer, the Guarantor and each Other STEP Creditor with the provisions of Article 13 of the Mortgage Sale Agreement, and monitor compliance by such Persons with their respective obligations thereunder and under any STEP Assumption Agreement; and
(o)	take all other action and do all other things which it would be reasonable to expect reasonable and prudent institutional mortgage lenders in its market to do in administering its loans and their related security.